Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

CIT GROUP INC.

AND

C2 AVIATION CAPITAL, INC.

DATED AS OF [•], 2016

i

Schedule 6.01	List of CIT Welfare Plans

ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of [•], 2016 (this “Agreement”), is by and between CIT Group Inc., a Delaware corporation (“CIT”), and C2 Aviation Capital, Inc., a Delaware corporation (“C2”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Separation and Distribution Agreement as defined below.

R E C I T A L S:

WHEREAS, the board of directors of CIT (the “CIT Board”) has determined that it is in the best interests of CIT and its stockholders to create a new publicly traded company that shall operate the C2 Business;

WHEREAS, in furtherance of the foregoing, the CIT Board has determined that it is appropriate and desirable to separate the C2 Business from the CIT Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of CIT Shares on the Record Date of all the outstanding C2 Shares owned by CIT (the “Distribution”);

WHEREAS, in order to effectuate the Separation and Distribution, the Parties have entered into a Separation and Distribution Agreement, dated as of [•], 2016 (the “Separation and Distribution Agreement”);

WHEREAS, in addition to the matters addressed by the Separation and Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation and benefit matters; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement and the Ancillary Agreements represent the integrated agreement of CIT and C2 relating to the Separation and Distribution and are being entered into together and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.                          Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below.  Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings assigned to them in the Separation and Distribution Agreement.

“Adjusted C2 Stock Value” shall mean the product of (a) the C2 Stock Value, multiplied by (b) the Distribution Ratio.

“Agreement” shall have the meaning set forth in the Preamble.

“Benefit Plan” shall mean any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee, or to any family member, dependent, or beneficiary of any such Employee, including cash or deferred arrangement plans, profit sharing plans, post-employment programs, pension plans, thrift plans, supplemental pension plans, welfare plans, stock option, stock purchase, stock appreciation rights, restricted stock, restricted stock units, performance share units, other equity-based compensation and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change of control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, adoption assistance, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, that the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, unemployment or any similar plans, programs or policies or Individual Agreements.

“C2” shall have the meaning set forth in the Preamble.

“C2 Awards” shall mean C2 RSU Awards, C2 PSU Awards (Pre-2016), C2 PSU Awards (2016), collectively.

“C2 Benefit Plan” shall mean any Benefit Plan established, sponsored, maintained or contributed to by a member of the C2 Group as of or after the Effective Time, including any Benefit Plans assumed or adopted by C2 pursuant to Section 2.03(a).

“C2 Board” shall mean the Board of Directors of C2.

“C2 Change of Control” shall have the meaning set forth in Section 4.02(e)(i).

“C2 Flex Plan” shall have the meaning set forth in Section 6.01(d).

“C2 Group Employees” shall have the meaning set forth in Section 3.01(a).

“C2 HRAs” shall have the meaning set forth in Section 6.01(c).

“C2 Non-Equity Incentive Opportunities” shall mean the corporate non-equity incentive opportunities, as established by C2 as of the Effective Time pursuant to Section 2.03(a) and Section 4.04(a).

“C2 Omnibus Plan” shall mean the C2 2016 Omnibus Incentive Plan, as established by C2 as of the Effective Time pursuant to Section 2.03(a) and Section 4.01.

“C2 PSU Award (2016)” shall mean an award of performance share units assumed by C2 pursuant to the C2 Omnibus Plan in accordance with Section 4.02(d).

“C2 PSU Award (Pre-2016)” shall mean an award of performance share units assumed by C2 pursuant to the C2 Omnibus Plan in accordance with Section 4.02(c).

“C2 Ratio” shall mean the quotient of (a) the Pre-Separation CIT Stock Value, divided by (b) the C2 Stock Value.

“C2 RSU Award” shall mean an award of restricted stock units assumed pursuant to the C2 Omnibus Plan in accordance with Section 4.02(b).

“C2 Savings Incentive Plan” shall mean the C2 Aviation Capital, Inc. 401(k)  Plan to be adopted by C2 prior to the Distribution as described in Section 5.02(a).

“C2 Severance Plan” shall mean the employee severance plan, as adopted by C2 as of the Effective Time pursuant to Section 2.03(a) and Section 4.05.

“C2 Stock Value” shall mean [•].

“C2 Welfare Plan” shall mean a Welfare Plan established, sponsored, maintained or contributed to by any member of the C2 Group for the benefit of C2 Group Employees and Former C2 Group Non-U.S. Employees.

“CIT” shall have the meaning set forth in the Preamble.

“CIT Awards” shall mean CIT Option Awards, CIT RSU Awards, CIT PSU Awards (Pre-2016) and CIT PSU Awards (2016), collectively.

“CIT Benefit Plan” shall mean any Benefit Plan established, sponsored or maintained by CIT or any of its Subsidiaries immediately prior to the Effective Time, but excluding any C2 Benefit Plan.

“CIT Board” shall have the meaning set forth in the Recitals.

“CIT Change of Control” shall have the meaning set forth in Section 4.02(e)(i).

“CIT Compensation Committee” shall mean the Compensation Committee of the CIT Board.

“CIT Equity Plan” shall mean the CIT Group Inc. 2016 Omnibus Incentive Plan, and the CIT Group Inc. Long-Term Incentive Plan.

“CIT ESPP” shall mean the CIT Employee Stock Purchase Plan, as in effect from time to time.

“CIT Group Employees” shall have the meaning set forth in Section 3.01(a)(ii).

“CIT HRAs” shall have the meaning set forth in Section 6.01(c).

“CIT Non-Equity Incentive Opportunities” shall mean the corporate non-equity incentive opportunities of the CIT Group.

“CIT Option Award” shall mean an award of options to purchase CIT Shares granted pursuant to a CIT Equity Plan that is outstanding as of immediately prior to the Effective Time.

“CIT PSU Award (2016)” shall mean a performance share unit granted in 2016 pursuant to a CIT Equity Plan that is outstanding as of immediately prior to the Effective Time.

“CIT PSU Award (Pre-2016)” shall mean a performance share unit award granted pursuant to the CIT Equity Plan that is outstanding as of immediately prior to the Effective Time.

“CIT Ratio” shall mean the quotient of (a) the Pre-Separation CIT Stock Value, divided by (b) the Post-Separation CIT Stock Value.

“CIT Retained Qualified Plans” shall have the meaning set forth in Section 5.01.

“CIT Retiree Medical Plan” shall mean the CIT Retiree Medical Plan, as such plan is in effect immediately prior to the Effective Time.

“CIT Retirement Plan” shall mean the CIT Group Inc. Retirement Plan, as such plan is in effect immediately prior to the Effective Time.

“CIT RSU Award” shall mean an award of restricted stock units granted pursuant to a CIT Equity Plan that is outstanding as of immediately prior to the Effective Time.

“CIT Savings Incentive Plan” shall mean the CIT Group Inc. Savings Incentive Plan, as such plan is in effect immediately prior to the Effective Time.

“CIT Severance Plan” shall mean CIT Employee Severance Plan, as such plan is in effect immediately prior to the Effective Time.

“CIT Welfare Plan” shall mean a Welfare Plan listed in Schedule 6.01(a), as such plan is in effect immediately prior to the Effective Time.

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Distribution” shall have the meaning set forth in the Recitals.

“Employee” shall mean any CIT Group Employee or C2 Group Employee.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“FICA” shall have the meaning set forth in Section 3.01(e).

“Former CIT Group Employee” shall mean any individual who is a former employee of CIT or any of its Subsidiaries or former Subsidiaries as of the Effective Time and who is not a Former C2 Group Non-U.S. Employee.

“Former Employees” shall mean Former CIT Group Employees and Former C2 Group Non-U.S. Employees.

“Former C2 Group Non-U.S. Employee” shall mean any individual who is a former employee of CIT or any of its Subsidiaries or former Subsidiaries as of the Effective Time, in each case, whose most recent employment with CIT was in a non-U.S. jurisdiction and who was exclusively devoted to the C2 Business.

“FUTA” shall have the meaning set forth in Section 3.01(e).

“General Continuation Period” shall mean a period of time commencing as of the Distribution Date and ending on December 31, 2016.

“HIPAA” shall mean the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“Individual Agreement” shall mean any individual (a) employment contract, (b) retention, transaction success, severance or change of control agreement, (c) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of Taxes and living standards in the host country), or (d) other agreement containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) between a member of the CIT Group and a C2 Group Employee, as in effect immediately prior to the Effective Time.

“IRS” shall mean the U.S. Internal Revenue Service.

“Parties” shall mean the parties to this Agreement.

“Post-Separation CIT Awards” shall mean Post-Separation CIT Option Awards, Post-Separation CIT RSU Awards and Post-Separation CIT PSU Awards (Pre-2016) and Post-Separation CIT PSU Awards (2016), collectively.

“Post-Separation CIT Option Award” shall mean a CIT Option Award adjusted as of the Effective Time in accordance with Section 4.02(a).

“Post-Separation CIT PSU Award (2016)” shall mean a CIT PSU Award (2016) adjusted as of the Effective Time in accordance with Section 4.02(d).

“Post-Separation CIT PSU Award (Pre-2016)” shall mean a CIT PSU Award (Pre-2016) adjusted as of the Effective Time in accordance with Section 4.02(c).

“Post-Separation CIT RSU Award” shall mean a CIT RSU Award as adjusted as of the Effective Time in accordance with Section 4.02(b).

“Post-Separation CIT Stock Value” shall mean [•].

“Pre-Separation CIT Stock Value” shall mean [•].

“PSU Performance Percentage” shall mean, with respect to the applicable CIT Award, the percentage calculated by comparing (i) the actual performance achieved during the applicable performance period through the Effective Time to (ii) the target performance goals, in each case, as adjusted to reflect the shortened performance period.

“PSU Proration Factor” shall mean, with respect to the applicable CIT Award, the quotient of (i) the number of calendar months that have elapsed from the beginning of the applicable performance period through the Effective Time rounding up for any partial months, divided by (ii) the total number of calendar months in the applicable performance period.

“QDRO” shall mean a qualified domestic relations order within the meaning of Section 206(d) of ERISA and Section 414(p) of the Code.

“Separation” shall have the meaning set forth in the Recitals.

“Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.

“Transferred Account Balances” shall have the meaning set forth in Section 6.01(d).

“Transferred Director” shall mean each C2 non-employee director as of the Effective Time who served on the CIT Board immediately prior to the Effective Time.

“U.S.” shall mean the United States of America.

“Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-Tax premium benefits, dependent care assistance programs, employee assistance programs, paid time-off programs, contribution funding toward a health savings account, flexible spending accounts, supplemental unemployment benefits or severance.

Section 1.02.                          Interpretation.  Section 10.15 of the Separation and Distribution Agreement is hereby incorporated by reference.

ARTICLE II
GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01.                          General Principles.

(a)                                 Acceptance and Assumption of C2 Liabilities.  Except as otherwise provided by this Agreement, on or prior to the Effective Time, but in any case prior to the Distribution, C2 and the applicable C2 Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a C2 Liability), regardless of when or where such

Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by CIT’s or C2’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the CIT Group or the C2 Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the CIT Group or the C2 Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i)                                     any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any C2 Group Employees and Former C2 Group Non-U.S. Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii)                                  any and all Liabilities whatsoever with respect to claims under a C2 Benefit Plan, taking into account the C2 Benefit Plan’s assumption of Liabilities with respect to C2 Group Employees and Former C2 Group Non-U.S. Employees that were originally the Liabilities of the corresponding CIT Benefit Plan with respect to periods prior to the Effective Time; and

(iii)                               any and all Liabilities expressly assumed or retained by any member of the C2 Group pursuant to this Agreement.

(b)                                 Acceptance and Assumption of CIT Liabilities.  Except as otherwise provided by this Agreement, on or prior to the Effective Time, but in any case prior to the Distribution, CIT and certain members of the CIT Group designated by CIT shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a CIT Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by CIT’s or C2’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the CIT Group or the C2 Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the CIT Group or the C2 Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i)                                     any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any CIT Group Employees and Former CIT Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii)                                  any and all Liabilities whatsoever with respect to claims under a CIT Benefit Plan, taking into account a corresponding C2 Benefit Plan’s assumption of Liabilities with respect to C2 Group Employees and Former C2 Group Non-U.S. Employees that were originally the Liabilities of such CIT Benefit Plan with respect to periods prior to the Effective Time; and

(iii)                               any and all Liabilities expressly assumed or retained by any member of the CIT Group pursuant to this Agreement.

(c)                                  Unaddressed Liabilities.  To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

Section 2.02.                          Service Credit.  As of the Effective Time, the C2 Benefit Plans shall, and C2 shall cause each member of the C2 Group to, recognize for each C2 Group Employee who is employed immediately following the Effective Time by a member of the C2 Group and each Former C2 Group Non-U.S. Employee full service with CIT or any of its Subsidiaries or predecessor entities at or before the Effective Time, to the same extent that such service was recognized by CIT for similar purposes prior to the Effective Time as if such full service had been performed for a member of the C2 Group, for purposes of eligibility, vesting and determination of level of benefits under any such C2 Benefit Plan.

Section 2.03.                          Adoption and Transfer and Assumption of Benefit Plans.

(a)                                 Adoption by C2 of Benefit Plans.  As of no later than the Effective Time, C2 shall adopt Benefit Plans (and related trusts, if applicable) as contemplated and in accordance with the terms of this Agreement.

(b)                                 Retention by C2 of C2 Plans.  From and after the Effective Time, C2 shall retain all of the C2 Benefit Plans, including all related Liabilities and Assets, and any related trusts and other funding vehicles and insurance contracts of any of such plans other than as specifically provided in this Agreement; provided, however, that C2 may make such changes, modifications or amendments to such C2 Benefit Plans as may be required by applicable Law or to reflect the transactions contemplated by the Separation and Distribution Agreement, including limiting participation in any such C2 Benefit Plan to C2 Group Employees and Former C2 Group Non-U.S. Employees who participated in the corresponding Benefit Plan immediately prior to the Effective Time.

(c)                                  Plans Not Required to Be Adopted.  Notwithstanding Section 2.03(a) above, C2 shall not be required to adopt any Benefit Plan (i) to the extent such adoption would not be permitted under applicable Law or vendor limitations, or (ii) if the parties agree that such Benefit Plan should not be adopted by C2.  With respect to any Benefit Plan not listed or otherwise addressed in this Agreement, the Parties shall agree in good faith on the treatment of such plan taking into account the handling of any comparable plan under this Agreement.

(d)                                 Information and Operation.  Each Party shall use its commercially reasonable efforts to provide the other Party with information describing each Benefit Plan election made by an Employee or Former Employee that may have application to such Party’s Benefit Plans from and after the Effective Time, and each Party shall use its commercially reasonable efforts to administer its Benefit Plans using those elections.  Each Party shall, upon reasonable request, use its commercially reasonable efforts to provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans.

(e)                                  No Duplication or Acceleration of Benefits.  Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, no participant in any Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided to such participant by the corresponding Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the Group that sponsors the corresponding Benefit Plan.  Furthermore, unless expressly provided for in this Agreement, the Separation and Distribution Agreement or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting distributions or entitlements under any Benefit Plan sponsored or maintained by a member of the CIT Group or member of the C2 Group on the part of any Employee or Former Employee.

(f)                                   Transition Services.  The Parties acknowledge that the CIT Group or the C2 Group may provide administrative services for certain of the other Party’s compensation and benefit programs for a transitional period under the terms of the Transition Services Agreement.  The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with any such Transition Services Agreement.

(g)                                  Beneficiaries.  References to CIT Group Employees, Former CIT Group Employees, C2 Group Employees, Former C2 Group Non-U.S. Employees, and current and former non-employee directors of either CIT or C2, shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

Section 2.04.                          Individual Agreements.

(a)                                 Assignment by CIT.  To the extent necessary, CIT shall assign, or cause an applicable member of the CIT Group to assign, to C2 or another member of the C2 Group, as designated by C2, all Individual Agreements, with such assignment to be effective as of no later than the Effective Time; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Effective Time, each member of the C2 Group shall be considered to be a successor to each member of the CIT Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the C2 Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the C2 Group; provided, further, that in no event shall CIT be permitted to enforce any Individual Agreement (including any agreement containing non-competition or non-solicitation covenants) against a C2 Group Employee or Former C2 Group Non-U.S. Employee for action taken in such individual’s capacity as a C2

Group Employee or Former C2 Group Non-U.S. Employee other than on behalf of C2 Group as requested by C2 Group in its capacity as a third-party beneficiary.

(b)                                 Assumption by C2.  Effective as of the Effective Time, C2 shall assume and honor any individual agreement to which any C2 Group Employee or Former C2 Group Non-U.S. Employee is a party with any member of the CIT Group, including any Individual Agreement.

Section 2.05.                          Non-U.S. Regulatory Compliance.  CIT shall have the authority to adjust the treatment described in this Agreement with respect to C2 Group Employees and Former C2 Group Non-U.S. Employees who are located outside of the U.S. in order to ensure compliance with the applicable Laws or regulations of countries outside of the U.S. or to preserve the Tax benefits provided under local Tax Law or regulation before the Distribution.

ARTICLE III
ASSIGNMENT OF EMPLOYEES

Section 3.01.                          Active Employees.

(a)                                 Assignment and Transfer of Employees.  Effective as of no later than the Effective Time and except as otherwise agreed by the Parties, (i) the applicable member of the CIT Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the C2 Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the CIT Human Resources department or otherwise taken in accordance with applicable Law) (collectively, the “C2 Group Employees”) is employed by a member of the C2 Group as of immediately after the Effective Time, and (ii) the applicable member of the CIT Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the CIT Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the CIT Human Resources department or otherwise taken in accordance with applicable Law) and any other individual employed by the CIT Group as of the Effective Time who is not a C2 Group Employee (collectively, the “CIT Group Employees”) is employed by a member of the CIT Group as of immediately after the Effective Time.  Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b)                                 At-Will Status.  Nothing in this Agreement shall create any obligation on the part of any member of the CIT Group or any member of the C2 Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law.

(c)                                  Severance.  The Parties acknowledge and agree that the Separation, the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.01 shall not be deemed an involuntary termination of employment entitling any C2 Group Employee or CIT Group Employee to severance payments or benefits.

(d)                                 Not a Change of Control.  The Parties acknowledge and agree that neither the consummation of the Separation, Distribution nor any transaction contemplated by this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement shall be deemed a “change in control,” “change of control,” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the CIT Group or member of the C2 Group.

(e)                                  Payroll and Related Taxes.  With respect to any C2 Group Employee or group of C2 Group Employees, the Parties shall, or shall cause their respective Subsidiaries to, (i) treat C2 (or the applicable member of the C2 Group) as a “successor employer” and CIT (or the applicable member of the CIT Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, for purposes of Taxes imposed under the U.S. Federal Insurance Contributions Act, as amended (“FICA”), or the U.S. Federal Unemployment Tax Act, as amended (“FUTA”), (ii) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA upon or following the Effective Time with respect to each such C2 Group Employee for the Tax year during which the Effective Time occurs, and (iii) use commercially reasonable efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53; provided, however, that, to the extent that C2 (or the applicable member of the C2 Group) cannot be treated as a “successor employer” to CIT (or the applicable member of the CIT Group) within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to any C2 Group Employee or group of C2 Group Employees, (x) with respect to the portion of the Tax year commencing on January 1, 2016 and ending on the Distribution Date, CIT shall (A) be responsible for all payroll obligations, Tax withholding and reporting obligations for such C2 Group Employees and (B) furnish a Form W-2 or similar earnings statement to all such C2 Group Employees for such period, and (y) with respect to the remaining portion of such Tax year, C2 shall (A) be responsible for all payroll obligations, Tax withholding and reporting obligations regarding such C2 Group Employees and (B) furnish a Form W-2 or similar earnings statement to all such C2 Group Employees.

ARTICLE IV
EQUITY, INCENTIVE AND EXECUTIVE COMPENSATION

Section 4.01.                          Generally.  Each CIT Award granted that is outstanding as of immediately prior to the Effective Time shall be adjusted as described below; provided, however, effective immediately prior to the Effective Time, the CIT Compensation Committee may provide for different adjustments with respect to some or all CIT Awards to the extent that the CIT Compensation Committee deems such adjustments necessary and appropriate.  Any adjustments made by the CIT Compensation Committee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates.  Before the Effective Time, the C2 Omnibus Plan shall be established, with such terms as are necessary to permit the implementation of the provisions of Section 4.02.

Section 4.02.                          Equity Incentive Awards.

(a)                                 Option Awards.  Each CIT Option Award that is outstanding as of immediately prior to the Effective Time shall be adjusted and converted as determined by the CIT Compensation Committee as of the Effective Time, into a Post-Separation CIT Option Award.

(b)                                 RSU Awards.  Each CIT RSU Award that is outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i)                                     Non-Employee Directors.  With respect to an award granted with respect to service as a CIT non-employee director, such award shall be converted as of the Effective Time into a Post-Separation CIT RSU and a C2 RSU Award and each such award shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such CIT RSU Award prior to the Effective Time; provided, however, that from and after the Effective Time the number of shares subject to (i) the Post-Separation CIT RSU Award shall be equal to the number of CIT Shares subject to the corresponding CIT RSU Award as of immediately prior to the Effective Time, and (ii) the C2 RSU Award shall be equal to the product, rounded to the nearest whole share, of (A) the number of CIT Shares subject to the CIT RSU Award as of immediately prior to the Effective Time, multiplied by (B) the Distribution Ratio.

(ii)                                  Non-C2 Group Employees.  If the holder is not a C2 Group Employee and such award was not granted with respect to service as a CIT non-employee director, such award shall be converted, as of the Effective Time, into a Post-Separation CIT RSU Award, and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such CIT RSU Award as of immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of CIT Shares subject to such Post-Separation CIT RSU Award shall be equal to the product, rounded to the nearest whole share, of (A) the number of CIT Shares subject to the corresponding CIT RSU Share Award as of immediately prior to the Effective Time, multiplied by (B) the CIT Ratio.

(iii)                               C2 Group Employees.  If the holder is a C2 Group Employee and such award was not granted with respect to service as a CIT non-employee director, such award shall be converted, as of the Effective Time, into a C2 RSU Award, and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such CIT RSU Award as of immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of C2 Shares subject to such C2 RSU Award shall be equal to the product, rounded to the nearest whole share, of (A) the number of CIT Shares subject to the corresponding CIT RSU Award as of immediately prior to the Effective Time, multiplied by (B) the C2 Ratio.

(c)                                  PSU Awards (Pre-2016).  Each CIT PSU Award (Pre-2016) that is outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i)                                     Non-C2 Group Employees.  If the holder is not a C2 Group Employee, such award shall be converted, as of the Effective Time, into a Post-Separation CIT PSU Award (Pre-2016), and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to service-based vesting but no longer subject to performance conditions) after the Effective Time as were applicable to such CIT PSU Award (Pre-2016) as of immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(A)                               the performance conditions applicable to such CIT PSU Award (Pre-2016) shall be deemed satisfied, and the number of CIT Shares subject to such CIT PSU Award (Pre-2016) as of immediately prior to the Effective Time shall be deemed equal to the sum of (I) the product of (x) the target number of CIT Shares subject to such CIT PSU Award (Pre-2016) as of immediately prior to the Effective Time, multiplied by (y) the PSU Proration Factor, multiplied by (z) PSU Performance Percentage, plus (II) the product of (x) the target number of CIT Shares subject to such CIT PSU Award (Pre-2016) as of immediately prior to the Effective Time, multiplied by (y) 1 minus the PSU Proration Factor; and

(B)                               the number of CIT Shares subject to such Post-Separation CIT PSU Award (Pre-2016) shall be equal to the product, rounded to the nearest whole share, of (I) the number of CIT Shares calculated pursuant to the immediately preceding clause (A), multiplied by (II) the CIT Ratio.

(ii)                                  C2 Group Employees.  If the holder is a C2 Group Employee, such award shall be converted, as of the Effective Time, into a C2 PSU Award (Pre-2016), and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to service-based vesting but no longer subject to performance condition) after the Effective Time as were applicable to such CIT PSU Award (Pre-2016) as of immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(A)                               the performance conditions applicable to such CIT PSU Award (Pre-2016) shall be deemed satisfied, and the number of CIT Shares subject to such CIT PSU Award (Pre-2016) as of immediately prior to the Effective Time shall be deemed equal to the sum of (I) the product of (x) the target number of CIT Shares subject to such CIT PSU Award (Pre-2016) as of immediately prior to the Effective Time, multiplied by (y) the PSU Proration Factor, multiplied by (z) PSU Performance Percentage, plus (II) the product of (x) the target number of CIT Shares subject to such CIT PSU Award (Pre-2016) as of immediately prior to the Effective Time, multiplied by (y) 1 minus the PSU Proration Factor; and

(B)                               the number of C2 Shares subject to such C2 PSU (Pre-2016) shall be equal to the product, rounded to the nearest whole share, of (I) the number of CIT Shares calculated pursuant to the immediately preceding clause (A), multiplied by (II) the C2 Ratio.

(d)                                 PSU Awards (2016).  Each CIT PSU Award (2016) that is outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i)                                     Non-C2 Group Employees.  If the holder is not a C2 Group Employee, such award shall be converted, as of the Effective Time, into a Post-Separation CIT PSU Award (2016), and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and performance conditions) after the Effective Time as were applicable to such CIT PSU Award (2016) as of immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of CIT Shares subject to such Post-Separation CIT PSU Award (2016) shall be equal to the product, rounded to the nearest whole share, of (A) the number of CIT Shares subject to the corresponding CIT PSU Award (2016) as of immediately prior to the Effective Time, multiplied by (B) the CIT Ratio.

(ii)                                  C2 Group Employees.  If the holder is a C2 Group Employee, such award shall be converted, as of the Effective Time, into a C2 PSU Award (2016), and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting but no longer subject to performance conditions) after the Effective Time as were applicable to such CIT PSU Award (2016) as of immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(A)                               the performance conditions applicable to such CIT PSU Award (2016) shall be deemed satisfied, and the number of CIT Shares subject to such CIT PSU Award (2016) as of immediately prior to the Effective Time shall be deemed equal to the sum of (I) the product of (x) the target number of CIT Shares subject to such CIT PSU Award (2016) as of immediately prior to the Effective Time, multiplied by (y) the PSU Proration Factor, multiplied by (z) PSU Performance Percentage, plus (II) the product of (x) the target number of CIT Shares subject to such CIT PSU Award (2016) as of immediately prior to the Effective Time, multiplied by (y) 1 minus the PSU Proration Factor; and

(B)                               the number of C2 Shares subject to such C2 PSU (2016) shall be equal to the product, rounded to the nearest whole share, of (I) the number of CIT Shares calculated pursuant to the immediately preceding clause (A), multiplied by (II) the C2 Ratio.

(e)                                  Miscellaneous Award Terms.

(i)                                     With respect to Post-Separation CIT Awards and C2 Awards, (A) service to the CIT Group shall be treated as service to C2 with respect to C2 Awards held by a CIT non-employee director who is a non-employee director of CIT immediately following the Effective Time, and (B) service to the C2 Group shall be treated as service to CIT with respect to Post-Separation CIT Awards held by a Transferred Director who is a director of C2 immediately following the Effective Time.  In addition, none of the Separation, the Distribution or any employment transfer described in Section 3.01(a) shall constitute a termination of employment for any Employee for purposes of any Post-Separation CIT Award or any C2 Award.  After the Effective Time, for any award adjusted under this Section 4.02, any reference to a “change of control,” “change in control” or similar definition in an award agreement, employment agreement or the CIT Equity Plan applicable to such award (x) with respect to Post-Separation CIT Awards, shall be deemed to refer to a “change of control,” “change in control” or similar definition as set forth in the applicable award agreement, employment agreement or the applicable CIT Equity Plan (a “CIT Change of Control”), and (y) with respect to C2 Awards, shall be deemed to refer to a “Change of Control” as defined in the C2 Omnibus Plan (a “C2 Change of Control”).  Without limiting the foregoing, with respect to provisions related to vesting of awards, a CIT Change of Control shall be treated as a C2 Change of Control for purposes of C2 Awards held by CIT non-employee directors, and a C2 Change of Control shall be treated as a CIT Change of Control for purposes of Post-Separation CIT Awards held by Transferred Directors.

(ii)                                  Any determination in respect of a Post-Separation CIT RSU Award and C2 RSU Award, in each case, granted to the holder pursuant to one of the CIT Equity Plans or the C2 Omnibus Plan, as applicable, and this Section 4.02, shall be made by the Compensation Committee of the Board of Directors of the Party to which the holder provides services immediately after the Effective Time (CIT or C2, as applicable); provided, that any such determination shall apply uniformly to both the applicable Post-Separation CIT Award and the corresponding C2 Award held by such holder.

(f)                                   Settlement; Tax Reporting and Withholding.

(i)                                     Except as otherwise provided in this Section 4.02(f), after the Effective Time, Post-Separation CIT Awards, regardless of by whom held, shall be settled by CIT, and C2 Awards, regardless of by whom held, shall be settled by C2.

(ii)                                  Following the Effective Time, CIT shall be responsible for all income Tax reporting in respect of Post-Separation CIT Awards and C2 Awards held by individuals who are or were CIT non-employee directors (other than Transferred Directors), and C2 shall be responsible for all income Tax reporting in respect of Post-Separation CIT Awards and C2 Awards held by Transferred Directors provided that with respect to Post-Separation CIT Option Awards CIT shall be responsible for all income Tax reporting held by Transferred Directors.

(iii)                               C2 shall be responsible for the settlement of cash dividends or dividend equivalents on any Post-Separation CIT Awards or C2 Awards held by a C2 Group Employee or Transferred Director, as applicable.  Prior to the date any such settlement is due, CIT shall pay C2 in cash amounts required to settle (A) any dividends or dividend equivalents with respect to Post-Separation CIT Awards and (B) any dividends or dividend equivalents accrued prior to the Effective Time with respect to C2 Awards.  CIT shall be responsible for the settlement of cash dividends or dividend equivalents on any Post-Separation CIT Awards or C2 Awards held by a CIT Group Employee, Former CIT Group Employee, Former C2 Group Non-U.S. Employee or non-employee director of CIT (other than a Transferred Director), as applicable.  Prior to the date any such settlement is due, C2 shall pay CIT in cash amounts required to settle any dividends or dividend equivalents accrued following the Effective Time with respect to C2 Awards.  For the avoidance of doubt, the term “dividend equivalents” shall not include any dividend equivalents that are deemed reinvested in C2 Shares or CIT Shares, consistent with the practice with respect to the applicable award prior to the Separation, and CIT or C2, as applicable, shall adjust the number of shares subject to the applicable Post-Separation CIT Award or C2 Award, as applicable, to reflect such deemed reinvestment in the manner set forth in the applicable award agreement.

(iv)                              Following the Effective Time, if any Post-Separation CIT Award held by Transferred Director shall fail to become vested, such Post-Separation CIT Award shall be forfeited to CIT, and if any C2 Award held by a non-employee director of CIT shall fail to become vested, such C2 Award shall be forfeited to C2.

(v)                                 Cooperation.  Each of the Parties shall establish an appropriate administration system in order to administer, in an orderly manner, (i)  the vesting and forfeiture of unvested Post-Separation CIT Awards and C2 Awards, and (ii) the withholding and reporting requirements with respect to all awards.  Each of the Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable Person’s data and records in respect of such awards are correct and updated on a timely basis.  The foregoing shall include employment status and information required for vesting and forfeiture of awards and Tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws.

(g)                                  Registration and Other Regulatory Requirements.  C2 agrees to file Forms S-1, S-3 and S-8 registration statements with respect to, and to cause to be registered pursuant to the Securities Act, the C2 Shares authorized for issuance under the C2 Omnibus Plan, as required pursuant to the Securities Act, not later than the Effective Time and in any event before the date of issuance of any C2 Shares pursuant to the C2 Omnibus Plan.  The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 4.02(g), including compliance with securities Laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions.  CIT agrees to facilitate the adoption and approval of the C2 Omnibus Plan consistent with the requirements of Treasury Regulations Section 1.162-27(f)(4)(iii).

Section 4.03.                          Employee Stock Purchase Plan.  The administrator of the CIT ESPP shall take all actions necessary and appropriate to provide that all payroll deductions and other contributions of the participants in the CIT ESPP who are C2 Group Employees shall cease on or before the Distribution Date.

Section 4.04.                          Non-Equity Incentive Practices and Plans.

(a)                                 Corporate Incentive Practices.

(i)                                     Through the end of the originally scheduled performance period, C2 shall follow the C2 Non-Equity Incentive Opportunities, which shall be applied in a manner that is substantially comparable to the manner in which the corresponding CIT Non-Equity Incentive Opportunities were applied to the C2 Group Employees who were subject thereto as of immediately prior to the Effective Time, with such changes to the applicable performance goals as may be necessary in order to reflect the C2 Business following the Separation, and such other changes, modifications or amendments to the C2 Non-Equity Incentive Practices as may be required by applicable Law.

(ii)                                  The C2 Group shall be responsible for determining all incentive awards that would otherwise be payable under the C2 Non-Equity Incentive Practices to C2

Group Employees or Former C2 Group Non-U.S. Employees for any performance periods that are open when the Effective Time occurs.  The C2 Group shall also determine for C2 Group Employees or Former C2 Group Non-U.S. Employees (A) the extent to which established performance criteria (as interpreted by the C2 Group, in its sole discretion) have been met, and (B) the payment level for each C2 Group Employee or Former C2 Group Non-U.S. Employee.  The C2 Group shall assume all Liabilities with respect to any such incentive awards payable to C2 Group Employees or Former C2 Group Non-U.S. Employees for any performance periods that are open when the Effective Time occurs and thereafter, and no member of the CIT Group shall have any obligations with respect thereto.

(iii)                               The CIT Group shall be responsible for determining all incentive awards that would otherwise be payable under the CIT Non-Equity Incentive Opportunities to CIT Group Employees or Former CIT Group Employees for any performance periods that are open when the Effective Time occurs.  The CIT Group shall also determine for CIT Group Employees or Former CIT Group Employees (A) the extent to which established performance criteria (as interpreted by the CIT Group, in its sole discretion) have been met, and (B) the payment level for each CIT Group Employee or Former CIT Group Employee.  The CIT Group shall retain (or assume as necessary) all Liabilities with respect to any such incentive awards payable to CIT Group Employees or Former CIT Group Employees for any performance periods that are open when the Effective Time occurs and thereafter, and no member of the C2 Group shall have any obligations with respect thereto.

(b)                                 CIT Retained Incentive Practices.  No later than the Effective Time, the CIT Group shall continue to retain (or assume as necessary) any incentive practices for the exclusive benefit of CIT Group Employees and Former CIT Group Employees, whether or not sponsored by the CIT Group, and, from and after the Effective Time, shall be solely responsible for all Liabilities thereunder.

(c)                                  C2 Retained Incentive Practices.  No later than the Effective Time, the C2 Group shall continue to retain (or assume as necessary) any incentive practices for the exclusive benefit of C2 Group Employees and Former C2 Group Non-U.S. Employees, whether or not sponsored by the C2 Group, and, from and after the Effective Time, shall be solely responsible for all Liabilities thereunder.

Section 4.05.                          Severance Pay Plan.  As of the Effective Time, C2 shall establish the C2 Severance Plan pursuant to Section 2.03(a).  The CIT Severance Plan and the C2 Severance Plan shall have the same terms as of immediately prior to the Effective Time as the CIT Severance Plan, with such changes as may be required by applicable Law or to reflect the Separation and Distribution Agreement, it being understood that any such changes, modifications or amendments shall not result in benefits that are less favorable than those provided under the CIT Severance Plan to the CIT Group Employees and C2 Group Employees who were participants in the CIT Severance Plan immediately prior to the Effective Time.

Section 4.06.                          Director Compensation.  CIT shall be responsible for the payment of any fees for service on the CIT Board that are earned at, before, or after the Effective Time, and C2 shall not have any responsibility for any such payments.  With respect to any C2 non-employee director, C2 shall be responsible for the payment of any fees for service on the C2

Board that are earned at any time after the Effective Time and CIT shall not have any responsibility for any such payments.  Notwithstanding the foregoing, C2 shall commence paying quarterly cash retainers to C2 non-employee directors in respect of the quarter in which the Effective Time occurs; provided that (a) if CIT has already paid such quarter’s cash retainers to CIT non-employee directors prior to the Effective Time, then within thirty (30) days after the Distribution Date, C2 shall pay CIT an amount equal to the portion of such payment that is attributable to Transferred Directors’ service to C2 after the Distribution Date, and (b) if CIT has not yet paid such quarter’s cash retainers to CIT non-employee directors prior to the Effective Time, then within thirty (30) days after the Distribution Date, CIT shall pay C2 an amount equal to the portion of such payment that is attributable to Transferred Directors’ service to CIT on and prior to the Distribution Date.

ARTICLE V
QUALIFIED AND NONQUALIFIED RETIREMENT PLANS

Section 5.01.                          Retained Qualified Plans.  As of no later than the Distribution Date, the CIT Group shall retain sponsorship of the Benefit Plans intended to be Tax-qualified retirement plans (whether under ERISA or the Laws of a jurisdiction other than the U.S.) and sponsored by a member of the CIT Group prior to the Distribution Date (collectively, the “CIT Retained Qualified Plans”), including the CIT Retirement Plan, and, from and after the Distribution Date, all Assets and Liabilities thereunder shall be Assets and Liabilities of the CIT Group.

Section 5.02.                          401(k) Plans.

(a)                                 Establishment of Plan.  Effective on or before the Distribution Date, the C2 Board shall adopt and establish the C2 Savings Incentive Plan and a related trust, which shall be intended to meet the qualification requirements of Section 401(a) of the Code (including under Sections 401(k) and (m) of the Code) including the safe-harbor requirements of Section 401(k)(12) of the Code.  C2 may make such changes, modifications or amendments to the C2 Savings Incentive Plan as may be required by applicable Law or as are necessary and appropriate to reflect the Separation or which result from vendor limitations.  Before the Distribution Date, C2 shall provide CIT with (i) a copy of the C2 Savings Incentive Plan and related trust and applicable IRS volume submitter approval or other IRS favorable determination letter with respect to plan and (ii) a copy of certified resolutions of the C2 Board (or its authorized committee or other delegate) evidencing adoption of the C2 Savings Incentive Plan and related trust and the assumption by the C2 Savings Incentive Plan of the Liabilities described in Section 5.02(b).

(b)                                 Transfer of Account Balances.  No later than 30 days following the Effective Time (or such other times as mutually agreed to by the parties), CIT shall cause the trustee of the CITs Savings Incentive Plan to transfer from the trust which forms a part of the CIT Savings Incentive Plan to the trust which forms a part of the C2 Savings Incentive Plan, the account balances of C2 Group Employees under the CIT Savings Incentive Plan, determined as of the date of the transfer.  Unless otherwise agreed by the parties, such transfers shall be made in kind, including promissory notes evidencing the transfer of outstanding loans.  Any Asset and Liability transfers pursuant to this Section 5.02 shall comply in all respects with Sections 414(l)

and 411(d)(6) of the Code and, if required, shall be made not less than thirty (30) days after CIT shall have filed the notice under Section 6058(b) of the Code.  The parties agree that to the extent that any assets are not transferred in kind, the assets transferred will be mapped into an appropriate investment vehicle.

(c)                                  C2 Savings Incentive Plan Provisions.  The C2 Savings Incentive Plan shall provide that:

(i)                                     C2 Group Employees shall be eligible to participate in the C2 Savings Incentive Plan as of the Effective Time to the extent that they were eligible to participate in the CIT Savings Incentive Plan as of immediately prior to the Effective Time;

(ii)                                  the account balance of each C2 Group Employee under the CIT Savings Incentive Plan as of the date of the transfer of Assets from the CIT Savings Incentive Plan (including any outstanding promissory notes relating to outstanding loans) shall be credited to such individual’s account under the C2 Savings Incentive Plan; and

(iii)                               the C2 Savings Incentive Plan shall assume and honor the terms of all QDROs in effect under the CIT Savings Incentive Plan in respect of C2 Group Employees immediately prior to the Effective Time (for C2 Group Employees).

(d)                                 Plan Fiduciaries.  For all periods on and after the Distribution Date, the Parties agree that the applicable fiduciaries of each of the CIT Savings Incentive Plan and the C2 Savings Incentive Plan, respectively, shall have the authority with respect to the CIT Savings Incentive Plan and the C2 Savings Incentive Plan, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.

Section 5.03.                          Nonqualified Retirement Plans.  Notwithstanding anything in this Agreement to the contrary, as of the Distribution Date, CIT shall retain all Assets and Liabilities with respect to the New Executive Retirement Plan of CIT Group Inc., the CIT Group Inc. Supplemental Retirement Plan and the CIT Group Inc. Supplemental Savings Plan.

ARTICLE VI
WELFARE BENEFIT PLANS

Section 6.01.                          Welfare Plans.

(a)                                 Establishment of C2 Welfare Plans.  Except as otherwise provided in this Article VI, as of the Effective Time, C2 shall establish the C2 Welfare Plans pursuant to Section 2.03(a).  For not less than the General Continuation Period, the C2 Welfare Plans shall be the same general type of plans as the corresponding CIT Welfare Plans listed on Schedule 6.01(a) but may have different terms and level of benefits, and in all cases, with such changes, modifications or amendments as may be required by applicable Law or as are necessary and appropriate to reflect the Separation, vendor limitations or that an arrangement will be insured rather than self-insured.

(b)                                 Waiver of Conditions; Benefit Maximums.  C2 shall use commercially reasonable efforts to cause the C2 Welfare Plans to:

(i)                                     with respect to initial enrollment as of the Effective Time, waive (x) all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any C2 Group Employee, other than limitations that were in effect with respect to the C2 Group Employee under the applicable Pre-Separation CIT Welfare Plan as of immediately prior to the Effective Time, and (y) any waiting period limitation or evidence of insurability requirement applicable to a C2 Group Employee other than limitations or requirements that were in effect with respect to such C2 Group Employee under the applicable Pre-Separation CIT Welfare Plans as of immediately prior to the Effective Time; and

(ii)                                  take into account (x) with respect to aggregate annual, lifetime, or similar maximum benefits available under the C2 Welfare Plans, a C2 Group Employee’s prior claim experience under the CIT Welfare Plans and any Benefit Plan that provides leave benefits; and (y) any eligible expenses incurred by a C2 Group Employee and his or her covered dependents during the portion of the plan year of the applicable CIT Welfare Plan ending as of the Effective Time to be taken into account under such C2 Welfare Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such C2 Group Employee and his or her covered dependents for the applicable plan year to the same extent as such expenses were taken into account by CIT for similar purposes prior to the Effective Time as if such amounts had been paid in accordance with such C2 Welfare Plan.

(c)                                  Health Reimbursement Accounts.  As of the Effective Time, C2 shall establish C2 Welfare Plans that provides health reimbursement accounts to C2 Group Employees (the “C2 HRAs”) and such C2 HRAs shall cover only C2 Group Employees that have health reimbursement accounts under the CIT Welfare Plans (the “CIT HRAs”) immediately prior to the Effective Time.  The Parties shall use commercially reasonable efforts to ensure that as of the Effective Time any account balance under a CIT HRA for a C2 Group Employee is transferred as of or as soon as reasonably practicable after the Effective Time from the CIT HRA to the C2 HRA for such C2 Group Employee.  Such C2 Welfare Plan shall assume responsibility as of the Effective Time for all outstanding claims under the CIT HRAs of the corresponding CIT Welfare Plans of each C2 Group Employee for the year in which the Effective Time occurs and shall assume and agree to perform the obligations of the corresponding CIT Welfare Plans from and after the Effective Time.

(d)                                 Flexible Spending Accounts.  As of no later than the Effective Time, C2 shall establish C2 Welfare Plans that shall provide health or dependent care flexible spending account benefits to C2 Group Employees on and after the Effective Time (collectively, the “C2 Flex Plan”).  The Parties shall use commercially reasonable efforts to ensure that as of the Effective Time any health and dependent care flexible spending accounts of C2 Group Employees (whether positive or negative) (the “Transferred Account Balances”) under CIT Welfare Plans are transferred as soon as practicable after the Effective Time, from the CIT Welfare Plans to the C2 Flex Plan.  Such C2 Flex Plan shall assume responsibility as of the Effective Time for all outstanding health or dependent care claims under the corresponding CIT Welfare Plans of each C2 Group Employee for the year in which the Effective Time occurs and shall assume and agree to perform the obligations of the corresponding CIT Welfare Plans from and after the Effective Time.  As soon as practicable after the Effective Time, and in any event within thirty (30) days after the amount of the Transferred Account Balances is determined or such later date as mutually agreed upon by the Parties, CIT shall pay C2 the net aggregate amount of the Transferred Account Balances, if such amount is positive, and C2 shall pay CIT the net aggregate amount of the Transferred Account Balances, if such amount is negative.

(e)                                  Allocation of Welfare Plan Assets and Liabilities.  Except as otherwise provided in this Article VI, including Section 6.02, and Section 6.08, effective as of the Effective Time, the CIT Group shall retain or assume, as applicable, and be responsible for all Assets (including any insurance contracts, policies or other funding vehicles) and Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of CIT Group Employees or Former CIT Group Employees under the CIT Welfare Plans before, at, or after the Effective Time or incurred by or on behalf of C2 Group Employees before the Effective Time, and the C2 Group shall retain or assume, as applicable, and be responsible for all Assets (including any insurance contracts, policies or other funding vehicles) and Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of C2 Group Employees under the C2 Welfare Plans at, or after the Effective Time.  Except as otherwise provided in this Article VI (including Section 6.02 and 6.08), no CIT Welfare Plan shall provide coverage to any C2 Group Employee or Former C2 Group Non-U.S. Employee after the Effective Time.

Section 6.02.                          COBRA. The CIT Group shall continue to be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the CIT Welfare Plans with respect to any CIT Group Employees and any Former CIT Group Employees (and their covered dependents) who incur a qualifying event under COBRA before, as of, or after the Effective Time or with respect to any C2 Group Employees (and their covered dependents) who incur a qualifying event under COBRA before the Effective Time.  Effective as of the Effective Time, the C2 Group shall assume responsibility for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the C2 Welfare Plans with respect to any C2 Group Employees (and their covered dependents) who incur a qualifying event or loss of coverage under the C2 Welfare Plans and/or the CIT Welfare Plans as of, or after the Effective Time.  The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 6.03.                          Vacation, Holidays and Leaves of Absence.  Effective as of no later than the Effective Time, the C2 Group shall assume all Liabilities of the C2 Group with respect to vacation, holiday, annual leave or other leave of absence (including short-term disability), and required payments related thereto, for each C2 Group Employee, unless otherwise required by applicable Law.  The CIT Group shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence (including short-term disability), and required payments related thereto, for each CIT Group Employee.

Section 6.04.                          Severance and Unemployment Compensation.  As of the Effective Time, the C2 Group shall assume and be responsible for any and all Liabilities to, or relating to,

(a) C2 Group Employees in respect of severance and unemployment compensation, in cases in which the event giving rise to the Liability at or after the Effective Time and (b) Former C2 Group Non-U.S. Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Effective Time.  The CIT Group shall retain or assume, as applicable, and be responsible for any and all Liabilities to, or relating to, (a) CIT Group Employees and Former CIT Group Employees in respect of severance and unemployment compensation benefits, regardless of whether the event giving rise to the Liability occurred before, at or after the Effective Time.

Section 6.05.                          Workers’ Compensation.  With respect to claims for workers’ compensation in the U.S., (a) the C2 Group shall be responsible for claims in respect of C2 Group Employees occurring at or after the Effective Time, and (b) the CIT Group shall be responsible for all claims in respect of CIT Group Employees and Former CIT Group Employees, whether occurring before, at or after the Effective Time or in respect of C2 Group Employees occurring before the Effective Time.

Section 6.06.                          Insurance Contracts.  To the extent that any Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, the Parties shall cooperate and use their commercially reasonable efforts to replicate such insurance contracts for C2 or CIT as applicable (except to the extent that changes are required under applicable Law or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both CIT and C2 for a reasonable term.  Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party.  Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 6.06.

Section 6.07.                          Third-Party Vendors.  Except as provided below, to the extent that any Welfare Plan is administered by a third-party vendor, the Parties shall cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for CIT or C2, as applicable and to maintain any pricing discounts or other preferential terms for both CIT and C2 for a reasonable term.  Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party.  Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 6.07.

Section 6.08.                          Retiree Medical. As of the Distribution Date, CIT shall retain all Assets and Liabilities with respect to the CITs Retiree Medical Plan relating to all Employees and Former Employees who are participants or eligible to be participants under such plan as of immediately prior to the Distribution Date, regardless of whether the event giving rise to the Liability occurred before, at or after the Distribution Date.

ARTICLE VII
NON-U.S. EMPLOYEES

Section 7.01.                          Non-U.S. Employees

(a)                                 Same Treatment.  C2 Group Employees and Former C2 Group Non-U.S. Employees who are residents outside of the U.S. or otherwise are subject to non-U.S. Law and their related benefits and Liabilities shall be treated in the same manner as the C2 Group Employees and Former C2 Group Non-U.S. Employees, respectively, who are residents of the U.S. and are not subject to non-U.S. Law.

(b)                                 Non-U.S. Law.  Notwithstanding anything in this Agreement to the contrary, all actions taken with respect to non-U.S. Employees or U.S. Employees working in non-U.S. jurisdictions shall be subject to and accomplished in accordance with applicable Law consistent with the custom of the applicable jurisdictions.

(c)                                  Irish Pension Scheme and Irish Life Assurance Scheme.  Notwithstanding anything in this Agreement to the contrary, as of the Distribution Date, the C2 Group shall retain all Assets and Liabilities with respect to the CIT Group Finance Ireland Pension Scheme and Irish Life Assurance Scheme relating to all Employees and Former Employees.

ARTICLE VIII
MISCELLANEOUS

Section 8.01.                          Information Sharing and Access.

(a)                                 Sharing of Information.  Subject to any limitations imposed by applicable Law, each of CIT and C2 (acting directly or through members of the CIT Group or the C2 Group, respectively) shall provide to the other Party and its authorized agents and vendors all information necessary (including information for purposes of determining benefit eligibility, participation, vesting, calculation of benefits) on a timely basis under the circumstances for the Party to perform its duties under this Agreement.  Such information shall include information relating to equity awards under stock plans.  To the extent that such information is maintained by a third-party vendor, each Party shall use its commercially reasonable efforts to require the third-party vendor to provide the necessary information and assist in resolving discrepancies or obtaining missing data.

(b)                                 Transfer of Personnel Records and Authorization.  Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Effective Time, CIT shall transfer to C2 any and all employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to C2 Group Employees and Former C2 Group Non-U.S. Employees and other records reasonably required by C2 to enable C2 properly to carry out its obligations under this Agreement.  Such transfer of records generally shall occur as soon as administratively practicable at or after the Effective Time.  Each Party shall permit the other Party reasonable access to its Employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

(c)                                  Access to Records. To the extent not inconsistent with this Agreement, the Separation and Distribution Agreement or any applicable privacy protection Laws or regulations, reasonable access to Employee-related and benefit plan related records after the Effective Time shall be provided to members of the CIT Group and members of the C2 Group pursuant to the terms and conditions of Article VI of the Separation and Distribution Agreement.

(d)                                 Maintenance of Records.  With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, CIT and C2 shall comply with all applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, Actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations and internal policies applicable to such information.

(e)                                  Cooperation.  Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection Laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information on regular timetables and cooperate as needed with respect to (i) any claims under or audit of or litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority, and (iv) any audits by a Governmental Authority or corrective actions, relating to any Benefit Plan, labor or payroll practices; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(f)                                   Confidentiality. Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 6.9 of the Separation and Distribution Agreement and the requirements of applicable Law.

Section 8.02.                          Preservation of Rights to Amend.  Except as set forth in this Agreement, the rights of each member of the CIT Group and each member of the C2 Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 8.03.                          Fiduciary Matters.  CIT and C2 each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard.  Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 8.04.                          Further Assurances.  Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 8.05.                          Counterparts; Entire Agreement; Corporate Power.

(a)                                 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)                                 This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.  This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements govern the arrangements in connection with the Separation and Distribution and would not have been entered independently.

(c)                                  CIT represents on behalf of itself and each other member of the CIT Group, and C2 represents on behalf of itself and each other member of the C2 Group, as follows:

(i)                                     each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)                                  this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d)                                 Each Party acknowledges that it and each other Party is executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 8.06.                          Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or

Disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, irrespective of the choice of law principles of the State of New York including all matters of validity, construction, effect, enforceability, performance and remedies.  Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any Dispute, and EACH PARTY UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE.

Section 8.07.                          Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto.  Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement, the Separation and Distribution Agreement and all other Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.  Nothing herein is intended to, or should be construed to prohibit either Party or any member of its Group from being party to or undertaking a change of control.

Section 8.08.                          Third-Party Beneficiaries.  The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder.  There are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.  Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan.  The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 8.09.                          Notices.  All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, certified mail return receipt requested or by overnight courier service, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.09):

If to CIT, to:

CIT Group Inc.
1 CIT Drive
Livingston, NJ 07039
Attention:  General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:  David C. Karp

Brandon C. Price

If to C2 (prior to the Effective Time), to:

C2 Aviation Capital, Inc.
505 Fifth Avenue
New York, NY 10017
Attention:  General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:  David C. Karp

Brandon C. Price

If to C2 (from and after the Effective Time), to:

C2 Aviation Capital, Inc.
505 Fifth Avenue
New York, NY 10017
Attention:  General Counsel

A Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 8.10.                          Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 8.11.                          Force Majeure.  No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

Section 8.12.                          Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13.                          Survival of Covenants.  Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and Distribution and shall remain in full force and effect.

Section 8.14.                          Waivers of Default.  Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.  No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.15.                          Dispute Resolution.  The dispute resolution procedures set forth in Article VII of the Separation and Distribution Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 8.16.                          Specific Performance.  Subject to the provisions of Article VII of the Separation and Distribution Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any Loss and that any defense in any Action for specific performance that a remedy at Law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 8.17.                          Amendments.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom enforcement of such waiver, amendment, supplement or modification is sought.

Section 8.18.                          Interpretation.  In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in the United States or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [•], 2016.

Section 8.19.                          Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary, neither C2 or any member of the C2 Group, on the one hand, nor CIT or any member of the CIT Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

Section 8.20.                          Mutual Drafting.  This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives as of the date first written above.

CIT GROUP INC.

By:
	Name:	[•]
	Title:	[•]

C2 AVIATION CAPITAL, INC.

By:
	Name:	[•]
	Title:	[•]